Exhibit 99.1

COMMONWEALTH OF MASSACHUSETTS

NORFOLK, SS.	SUPERIOR COURT
Brian Levy, on behalf of himself and all others similarly situated,

Plaintiff,

v.	Civil Action No.

Edmund M. Carpenter, Carl R.

Christenson, Lyle G. Ganske, Margot L.

Hoffman, Ph.D., Michael S. Lipscomb,

Larry P. McPherson, Thomas W.

Swidarski, James H. Woodward, Jr., Altra

Industrial Motion Corp., and Fortive Corporation,

                             Defendants.

CLASS ACTION COMPLAINT

Plaintiff Brian Levy (“Plaintiff”), by his attorneys, alleges as follows, based upon personal knowledge as to himself and his own acts, and based upon information and belief derived from, inter alia, a review of documents filed with the Securities and Exchange Commission (“SEC”), press releases issued by the Defendants, and other publicly available news sources as follows:

NATURE OF THE ACTION

1.    This is a shareholder class action (the “Action”) on behalf of Plaintiff and the other public stockholders of Altra Industrial Motion Corp. (“Altra” or the “Company”) common stock and against Altra and the members of its board of directors (the “Board”), as well as Fortive Corporation (“Fortive”). The Action challenges the conduct of Altra’s directors in causing Altra to sell control of itself to Fortive (the “Sale of Control”), pursuant to an agreement entered into on March 7, 2018 (the “Sale of Control Agreement”), which Sale of Control benefits Altra’s management and its Board but is to the detriment of Plaintiff and Altra’s other public shareholders. Pursuant to the Sale of Control Agreement, Altra will issue 54% of its shares of common stock (the “Share Issuance”) to Fortive shareholders plus $1.4 billion cash proceeds and debt reduction in exchange for certain of Fortive’s businesses described by Defendants as the “A&S Business.” Plaintiff challenges the Sale of Control and the related Share Issuance because each is the product of Altra’s directors breaching their fiduciary duties to Plaintiff and Altra’s other public shareholders.

2.    As alleged herein, the Sale of Control is not in the best interests of Altra’s shareholders because:

•	It overvalues Fortive’s A&S Business by approximately $100 million.

•

The value of the premium ascribed to Fortive’s A&S Business in the Sale of Control is in excess of the synergy value projected by Defendants to accrue to Altra shareholders from the combination, meaning that Altra is overpaying for Fortive’s A&S Business, even assuming the accuracy of Altra’s calculations of the synergies it anticipates realizing from the Control.

•

Altra is financing the Merger with $1.3 billion in additional debt and the issuance of $1.5 billion worth of Altra’s stock. As a result of the additional debt, Altra is expected to have net debt of approximately $1.7 billion (an over 500% increase from its current indebtedness of $278 million).

•	Altra has admitted that its interest payments will “increase significantly” as a result of the 500% increase in its debt.

•	Altra’s increased debt will constrain its future economic prospects, strategic alternatives, and ability to maximize value for its shareholders.

•

Reflecting the market’s view that the Sale of Control is not in the Company’s best interest, since the March 7 announcement of the Sale of Control Altra’s stock has lost over $85 million in value, plummeting from trading at almost $45 per share to $42 per share. Additionally, at least one long-time large shareholder has sold its holdings in the Company.

•

The issuance of 35 million shares of Altra’s stock to Fortive’s shareholders will substantially dilute current Altra shareholders voting rights and ownership, by reducing such ownership and voting rights from 100% to 46%.

•

Altra has arranged for $2 billion in debt to Altra (consisting of up to $1,340 million in aggregate principal amount of senior secured term loans, a $300 million senior secured revolving credit facility and up to $400 million in senior unsecured bridge loans) needed to finance the Merger through an affiliate of its financial advisor Goldman Sachs & Co LLC (“Goldman Sachs”), the same firm it selected to render a purportedly unbiased opinion regarding the fairness of the Sale of Control to Fortive.

•

Goldman Sachs is not unbiased, however, because (i) the entirety of its over $21 million compensation is contingent on the consummation of the Sale of Control Agreement and the provision of financing, and (ii) it owns $214 million worth of Fortive’s shares (which ownership the Defendants have failed to disclose to Altra’s shareholders in connection with seeking their votes on the share issuance, instead misleadingly stating that Goldman Sachs “may” own such shares).

•

KeyBanc Capital Markets Inc. (“KBCM”), the other financial advisor hired by Altra’s directors to render a second fairness opinion on the Sale of Control Agreement is also conflicted because it too owns shares of Fortive’s common stock – over $44 million worth. Not only that, but at the time KBCM was advising Altra, it gradually increased its holdings in Fortive’s shares from over $39 million worth to over $44 million worth, while simultaneously decreasing its holdings in Altra from over $21 million to zero. Additionally, defendants have failed to disclose the amount of fees that KBCM is earning for providing its fairness opinion.

3.    As further alleged below, Altra’s directors were motivated to cause Altra to enter into the Sale of Control Agreement by their own self-interest in increasing their personal compensation. In this regard, the Sale of Control will effectively result in Altra more than doubling in size. Since the compensation of Altra’s CEO Carl Christenson and Altra’s other board members is determined by, among other things, reference to the compensation of directors and senior officers of similarly sized “peer companies,” each of Altra’s board members and CEO Christenson will personally benefit from the Sale of Control because an increase in Altra’s size will place Altra and its directors in a higher paying peer group.

4.    In order to persuade Altra’s shareholders to approve such an unfavorable Sale of Control Agreement and the highly dilutive Share Issuance, on August 6, 2018 the Individual Defendants mailed a proxy statement which, among other things, conceals the conflicts of interest of Defendants’ purported independent financial advisors, Goldman Sachs and KBCM so as not to discredit their recommendation of the Sale of Control to Altra’s shareholders. In this regard, while the Proxy Statement touts Goldman Sachs’ and KBCM’s respective opinions that the Sale of Control is “fair,” it does not even acknowledge that Goldman Sachs and KBCM are shareholders of Fortive, holding over $200 million and $44.5 million worth of Fortive’s stock respectively at the time each rendered its fairness opinion on the Sale of Control to Fortive. Rather, it misleadingly states that Goldman Sachs and KBCM “may” (or may not) own Fortive shares. Additionally, among other things, the Defendants have failed to disclose certain financial projections upon which Goldman Sachs and KBCM relied in creating their opinion that the Sale of Control is fair to Altra as well as the back-and-forth negotiations on, among other things, the consideration being exchanged in the Sale of Control Agreement.

JURISDICTION AND VENUE

5.    This Court has jurisdiction over this action because the improper conduct related to Defendants’ unlawful efforts occurred in and was directed at Massachusetts. Moreover, as alleged in more detail infra, this Court has jurisdiction over each of the Defendants because they are domiciled in, conduct business in, maintain their principal place of business in, or directed their wrongful conduct at, this Commonwealth.

6.    Venue is proper in this county pursuant to G.L, c. 223, §§ 1 and 8 since all or a substantial part of the events or omissions giving rise to the claim occurred in this county and Altra’s principal office is in this county.

7.    This action challenges the internal affairs or governance of Altra and hence is not removable to Federal Court under the Class Action Fairness Act of 2005 or the Securities Litigation Uniform Standards Act (“SLUSA”), 15 U.S.C. § 78bb(f).

PARTIES

8.    Plaintiff Brian Levy has continuously owned shares of Altra common stock at all relevant times.

9.    Defendant Altra is a publicly traded corporation, incorporated under the laws of Delaware and headquartered at 300 Granite Street, Suite 201, Braintree, MA 02184, The Company’s common stock is traded on the Nasdaq Global Markets under the symbol “AIMC.” Altra designs, produces and markets a range of mechanical power transmission, or MPT, components, which are used to control and transmit power and torque in virtually all applications involving movement. This Court has jurisdiction over Altra because the Company is headquartered in Massachusetts and because the improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

10.     Defendant Edmund M. Carpenter (“Mr. Caipenter”) has served as a director of the Company since March, 2007. In 2017, Mr. Carpenter received compensation totaling $181,250.00 for part-time service as an Altra director, which entailed attending no more than seven board meetings and seven board committee meetings. The amount of Mr. Carpenter’s compensation was determined and/or justified in part by reference to the compensation of directors of similarly sized corporations. Nonetheless, compensation of this magnitude solely for serving as a part-time board member is neither usual nor customary. This Court has jurisdiction over Mr. Carpenter because Altra is headquartered in this Commonwealth and because Mr. Carpenter’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

11.    Defendant Carl R. Christenson (“Mr. Christenson”) has served as Altra’s Chairman since April 2014, its Chief Executive Officer since January 2009 and a director since July 2007. Prior to his current position, Mr. Christenson served as Altra’s President and Chief Operating Officer from January 2005 to December 2008. In 2017, Mr. Christenson received total compensation valued at approximately $3.1 million for serving as an Altra executive which amount was derived in part from reference to the compensation of CEOs of similarly sized corporations. This Court has jurisdiction over Mr. Christenson because Altra is headquartered in this Commonwealth and because Mr. Christenson’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

12.    Defendant Lyle G. Ganske (“Mr. Gaske”) has served as a director of the Company since November, 2007. In 2017, Mr. Gaske received compensation totaling $167,750.00 for part-time service as an Altra director, which entailed attending no more than seven board meetings and seven board committee meetings. The amount of Mr. Gaske’s compensation was determined and/or justified in part by reference to the compensation of directors of similarly sized corporations. Nonetheless, compensation of this magnitude solely for serving as a part-

time board member is neither usual nor customary. This Court has jurisdiction over Mr. Gaske because Altra is headquartered in this Commonwealth and because Mr. Gaske’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

13.    Defendant Margot L. Hoffman, Ph.D. (“Dr. Hoffman”) has served as a director of the Company since April, 2018. This Court has jurisdiction over Dr. Hoffman because Altra is headquartered in this Commonwealth and because Dr. Hoffman’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

14.    Defendant Michael S. Lipscomb (“Mr. Lipscomb”) has served as a director of the Company since November, 2007. In 2017, Mr. Lipscomb received compensation totaling $157,500.00 for part-time service as an Altra director, which entailed attending no more than seven board meetings and seven board committee meetings. The amount of Mr. Lipscomb’s compensation was determined and/or justified in part by reference to the compensation of directors of similarly sized corporations. Nonetheless, compensation of this magnitude solely for serving as a part-time board member is neither usual nor customary. This Court has jurisdiction over Mr. Lipscomb because Altra is headquartered in this Commonwealth and because Mr. Lipscomb’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

15.    Defendant Larry P. McPherson (“Mr. McPherson”) has served as a director of the Company since January, 2005. In 2017, Mr. McPherson received compensation totaling $166,250.00 for part-time service as an Altra director, which entailed attending no more than seven board meetings and six board committee meetings. The amount of Mr. McPherson’s compensation was determined and/or justified in part by reference to the compensation of directors of similarly sized corporations. Nonetheless, compensation of this magnitude solely for serving as a part-time board member is neither usual nor customary. This Court has jurisdiction over Mr. McPherson because Altra is headquartered in this Commonwealth and because Mr. McPherson’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

16.    Defendant Thomas W. Swidarski (“Mr. Swidarski”) has served as a director of the Company since April, 2014. In 2017, Mr. Swidarski received compensation totaling $157,500.00 for part-time service as an Altra director, which entailed attending no more than seven board meetings and three board committee meetings. The amount of Mr. Swidarski’s compensation was determined and/or justified in part by reference to the compensation of directors of similarly sized corporations. Nonetheless, compensation of this magnitude solely for serving as a part-time board member is neither usual nor customary. This Court has jurisdiction over Mr. Swidarski because Altra is headquartered in this Commonwealth and because Mr. Swidarski’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

17.    Defendant James H. Woodward Jr. (“Mr. Woodward”) has served as a director of the Company since March, 2007. In 2017, Mr. Woodward received compensation totaling $157,500.00 for part-time service as an Altra director, which entailed attending no more than seven board meetings. The amount of Mr. Woodward’s compensation was determined and/or justified in part by reference to the compensation of directors of similarly sized corporations. Nonetheless, compensation of this magnitude solely for serving as a part-time board member is neither usual nor customary. This Court has jurisdiction over Mr. Woodward because Altra is headquartered in this Commonwealth and because Mr. Woodward’s improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

18.    Defendant Fortive is a publicly traded corporation incorporated in Delaware in 2015 and is headquartered at 6920 Seaway Boulevard, Everett, WA 98203. The Company’s common stock is traded on the New York Stock Exchange under the symbol “TFV.” Fortive’s businesses design, develop, service, manufacture and market professional and engineered products, software and services for a variety of end markets. This Court has jurisdiction over Fortive because its improper conduct alleged in this Complaint occurred in substantial part, was directed at, and/or intended to have its primary effect in, this Commonwealth.

19.    The Defendants identified in paragraphs 10 through 17 collectively constitute the entirety of the Company’s Board. These seven individuals are hereinafter referred to collectively as the “Individual Defendants.”

20.    Each Defendant herein is sued individually and/or as a conspirator and aider and abettor. The Individual Defendants are also sued in their capacity as directors of Altra. The liability of each Defendant arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

THE INDIVIDUAL DEFENDANTS’ FIDUCIARY DUTIES

21.    Under applicable common law, the directors of a publicly held company such as Altra have fiduciary duties of care and loyalty and are liable to shareholders for breaches thereof. These duties include obligations of candor, disclosure and to engage in good faith and fair dealing. They are required to exercise good faith and subordinate their own selfish interests to those of the corporation where their interests conflict. Where it appears that a director has obtained any personal profit from dealing with the corporation, and the transaction is drawn into question as between him and the stockholders of the corporation, the burden is upon the director or officer to show that the transaction has been fair, open and in the utmost good faith.

22.    As alleged in detail below, the Individual Defendants have breached and/or aided other Defendants’ breaches of, their fiduciary duties to Altra’s public shareholders by acting to cause or facilitate the Sale of Control Agreement because it is not in the best interests of those shareholders, but is in the best interests of the Individual Defendants, who will collectively receive significant personal profits as a result of the Sale of Control Agreement, which they would not otherwise receive at this time.

23.    Because Defendants have knowingly or recklessly breached their fiduciary duties in connection with the Sale of Control, and/or are personally profiting from the same, the burden of proving the inherent or entire fairness of the Sale of Control, including all aspects of its negotiation, structure, and terms, is borne by Defendants as a matter of law.

24.    Further, as alleged in detail infra, the Individual Defendants breached their fiduciary duties of care and loyalty in that on August 6, 2018 the Individual Defendants caused Altra to file a proxy statement (the “Proxy Statement”) with the SEC and mail the same to Plaintiff and Altra’s other public shareholders, but concealed therein certain material information which a reasonable shareholder would find material in determining whether to vote in favor of the Sale of Control Agreement. Among other things, the Defendants failed to disclose material information regarding: (i) the conflicts of interest of Goldman Sachs and KBCM, the Company’s financial advisors which rendered fairness opinions that the price to be paid pursuant to the Sale of Control Agreement is fair (the “Fairness Opinion”); (ii) certain financial projections upon which Goldman Sachs and KBCM relied in creating their respective fairness opinions, (iii) the conflicts of interest of the Individual Defendants, and (iv) the purported “sale process” that the Individual Defendants engaged in prior to entering into the Sale of Control Agreement.

CLASS ACTION ALLEGATIONS

25.    Plaintiff brings this action as a class action pursuant to Massachusetts Rule of Civil Procedure 23 on behalf of himself and all other shareholders of the Company (the “Class”). Excluded from the Class are (a) the Individual Defendants, members of the immediate families of the Individual Defendants, their heirs and assigns, and those in privity with them, (b) holders of 5% or more, in the aggregate, of Altra’s stock and their Related Persons (as defined by SEC rules), and (c) Sean Griffith and any other shareholder who purchased his, her or its shares solely for the purpose of objecting to any potential settlement of this action.

26.    The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to Plaintiff, and can be ascertained only through appropriate discovery, Plaintiff believes there are many hundreds, if not thousands, of Class members. Altra has over 29 million shares of common stock outstanding.

27.    Plaintiff’s claims are typical of the claims of the Class, since Plaintiff and the other members of the Class have and will sustain damages arising out of Defendants’ breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.

28.    There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual class members. The predominant questions of law and fact include, among others, whether:

(a)	the Individual Defendants engaged in self-dealing in connection with the Sale of Control Agreement;

(b)	the Individual Defendants were motivated by self-dealing to enhance their personal compensation;

(c)	the Proxy Statement is false, misleading and incomplete;

(d)	Defendants misrepresented their financial advisors’ conflicts of interest;

(e)	the Individual Defendants are unjustly enriching themselves at the expense of Plaintiff and the Class;

(f)	the Individual Defendants wrongfully impeded the procurement of an accurate and unbiased fairness opinion regarding the consideration to be paid to Fortive’s shareholders;

(g)	the Individual Defendants caused Altra to agree to overvalue Fortive’s A&S Business;

(h)	the Individual Defendants are unfairly diluting the shareholdings of Plaintiff and the Class;

(i)	the Share Issuance and Sale of Control are unfair, inadequate, unreasonable, and/or not in the best interests of Plaintiff and the Class;

(j)	Defendants abridged the right of Plaintiff and the Class to vote on the Share Issuance an informed basis;

(k)	Plaintiff and the Class have been damaged and the proper measure of damages; and

(l)	whether, and the amount by which, the Individual Defendants have been unjustly enriched.

29.    A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiff anticipates no difficulty in the management of this action as a class action. Further, the prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying results, which may establish incompatible standards of conduct for defendants.

SUBSTANTIVE ALLEGATIONS

A.	The Sale of Control Will Benefit Altra’s CEO and Board to the Detriment of Shareholders

30.    On March 7, 2018, the Individual Defendants caused Altra to announce that it and Fortive had entered into an agreement pursuant to which Fortive’s shareholders will become Altra’s majority shareholders, holding approximately 54% of the Company’s outstanding stock.

31.    Reflecting the market’s view that the Sale of Control is not in the Company’s best interest, since the March 7 announcement of the Sale of Control, Altra’s stock has lost over $85 million in value plummeting from trading at almost $45 per share to $42 per share. Additionally, at least one long-time large shareholder has sold its holdings in the Company.

Altra Overvalues Fortive’s A&S Business by $200 Million

in the Sale of Control of Altra to Fortive

32.    Pursuant to the Sale of Control Agreement, in exchange for 54% of Altra’s common stock and $1.4 billion of cash proceeds and debt reduction for Fortive, Fortive is conveying its A&S Platform (which comprises the following four companies: Kollmorgen, Thomson, Portescap, and Jacobs Vehicle Systems) to Altra. This amounts to Altra giving away approximately $2.9 billion in value for the A&S platform, which is $100 million more than the $2.8 billion maximum price for the A&S business implied by the discounted cash flow analysis conducted by Altra’s own financial advisor, KBCM.1

33.    Additionally, the imputed premium Altra is conveying for Fortive’s A&S Business in its sale of control of Altra is in excess of the synergy value projected by Defendants to accrue to Altra shareholders from the combination, meaning that Altra’s shareholders are being shorthanded, even assuming the accuracy of Altra’s calculations of the synergies it anticipates realizing from the Control. And, as legendary investor and Berkshire Hathaway Chairman Warren Buffett warned just this year, such synergies are often overstated, stating as follows:

Once a CEO hungers for a deal, he or she will never lack for forecasts that justify [it]. Subordinates will be cheering, envisioning enlarged domains and the compensation levels that typically increase with corporate size. Investment bankers, smelling huge fees, will be applauding as well. (Don’t ask the barber whether you need a haircut.) If the historical performance of the target falls short of validating its acquisition, large “synergies” will be forecast. Spreadsheets never disappoint.

Warren Buffett, Letter to Berkshire Hathaway Shareholders, February 24, 2018. http://www.berkshirehathaway.com/letters/20171tr.pdf.

Altra’s Acquisition Spree

34.    The Individual Defendants, led by CEO Christenson, were motivated to enter into the Sale of Control Agreement due to their own personal interests. Since 2011, Defendant Christenson has sought to acquire other companies in order to grow Altra and his own salary. In this regard, since 2011, Defendant Christenson has led Altra to consummate an acquisition every single year (except 2015).2

[1]

In this regard, courts have found that the discounted cash flow analysis is “arguably the most important valuation metric” (see Laborers Local 235 Benefit Funds v. Starent Networks, Corp., 2009 Del. Ch. LEXIS 210, at *2 (November 18, 2009)) and “the most reliable and pertinent” valuation analysis (see Global GT LP v. Golden Telecom, Inc., 993 A.2d 497, 510 & n.10 (Del. Ch. 2010)).

[2]	The acquisitions CEO Christenson has led Altra to consummate are as follows: Bauer Geared Motors (2011); Lamiflex (2012); Svendborg Brakes (2013); Guardian Couplings (2014) and Stromag (2016).

Executive Compensation Doubles

35.    During this time, CEO Christenson’s compensation also nearly doubled. CEO Christenson’s base salary increased from $526,042 (in 2011) to $689,585 (in 2017), and his total compensation increased from $1,780,833 (in 2011) to $3,182,639 (in 2017).

36.    CEO Christenson will personally benefit from the Sale of Control to Fortive, regardless of the underlying merits of the acquisition and that Altra is overvaluing Fortive’s A&S Platform. This is because the Sale of Control will result in CEO Christenson heading an Altra which has doubled in size (increasing from approximately $900 million in revenues in 2017 to $1.8 billion as a result of the Sale of Control).

37.    CEO Christenson’s compensation is based upon the salaries of similarly situated executives at similarly sized companies. Therefore, as the CEO of a significantly larger company (resulting from the Sale of Control that he personally led), CEO Christenson will benefit from, not only the prestige associated with running the significantly larger company, but also from an expected substantial increase in his compensation.

38.    Similarly, each member of the Company’s Board can be expected to benefit from the increased size of Altra through, among other things, the compensation associated with serving as a director of a significantly larger company.

While Shareholder Interests Are Diluted

39.    While the Sale of Control personally benefits the Individual Defendants, it is to the detriment of Altra’s shareholders because the Individual Defendants caused Altra to give away an excessive amount of Altra for Fortive’s A&S Platform (as alleged above).

40.    Additionally, Altra shareholders are having their ownership percentage of the Company significantly diluted without receiving appropriate consideration. Specifically, following consummation of the Sale of Control Agreement, current Altra shareholders will own 46% of the surviving company. Therefore, as a result of the Sale of Control, Altra shareholders will likely have less influence on the management and policies of Altra.

Altra’s Financial Advisors Have Debilitating Conflicts of Interest

41.    Defendants hired Goldman Sachs and KBCM to render fairness opinions on the fairness of the Sale of Control Agreement to Altra. However, both advisors have debilitating conflicts of interest which constrained their ability to issue unbiased fairness opinions. In this regard, at the time Goldman Sachs and KBCM rendered their fairness opinions they each held over $214 million and $44.5 million worth of Fortive’s common stock respectively. Additionally, during the course of advising Altra on the Sale of Control, KBCM completely divested itself of its holdings in Altra while simultaneously increasing its holdings in Fortive. Notably, the Proxy Statement conceals Goldman Sachs and KBCM’s ownership interests by misleadingly stating that they “may” own such shares.

42.    The Individual Defendants further foisted conflicts on Goldman Sachs to ensure that it would render a favorable fairness opinion on the Sale of Control Agreement by (a) agreeing that the entirety of its $21.5 million fee would be contingent upon the consummating of the Sale of Control Agreement and (b) entering into a commitment with an affiliate of Goldman Sachs to provide approximately $2 billion worth of financing for the Sale of Control Agreement, for which it will be paid approximately $11.6 million in fees.

D.	The Materially Misleading and/or Incomplete Proxy Statement

43.    In addition, the Individual Defendants are breaching their fiduciary duties of care and loyalty to Plaintiff and Altra’s other public shareholders in connection with the Sale of Control Agreement. In this regard, on August 6, 2018, the Individual Defendants caused the Company to file the Proxy Statement with the SEC and mailed the same to Plaintiff and Altra’s other public shareholders in connection with seeking their votes in favor of the Sale of Control transaction. However, the Proxy Statement is deficient in that it misrepresents and/or omits, inter alia, material information as set forth below:

(a)

According to the Proxy Statement in performing a discounted cash flow analysis of the A&S Business, KBCM relied on the standalone, unlevered, after-tax free cash flows that the A&S Business could generate during its fiscal years 2019 through 2022 based on projections provided by Altra management. Additionally, KBCM performed a discounted cash flow analysis on Altra to calculate the estimated present value of the standalone, unlevered, after-tax free cash flows that Altra could generate during Altra’s fiscal years 2018 through 2022 based on forecasts provided by Altra management. The Proxy Statement is deficient because it fails to disclose (i) the free cash flow for the A&S Business and Altra upon which KBCM relied in conducting these analyses, (ii) the definition of free cash flow KBCM used and the corresponding data, and (iii) whether stock-based compensation was treated as a cash or non-cash expense in KBCM’s analyses.

Projections upon which Altra’s financial advisor relied in formulating its fairness opinion, which opinion is touted to shareholders, must be disclosed so that Plaintiff and Altra’s other public shareholders can determine how much weight to give the fairness opinion.

(b)

According to the Proxy Statement, Goldman Sachs performed a discounted cash flow analysis for the A&S Business using free cash flow projections. Goldman Sachs also performed a discounted cash flow analysis for Altra using estimates of unlevered free cash flow for Altra for 2018 through 2022. The Proxy Statement is deficient because it fails to disclose (i) the free cash flow projections for Altra and the A&S Business upon which Goldman Sachs relied in conducting its discounted cash flow analyses, (ii) the definition of free cash flow Goldman Sachs used and the corresponding data, and (iii) whether stock-based compensation was treated as a cash or non-cash expense in Goldman Sachs’s analyses.

Projections upon which Altra’s financial advisor relied in formulating its fairness opinion, which opinion is touted to shareholders, must be disclosed so that Plaintiff and Altra’s other public shareholders can determine how much weight to give the fairness opinion.

(c)

The Proxy Statement misleadingly states that Goldman Sachs “may” hold positions in Fortive’s stock. However, that fact is that Goldman Sachs in fact held over $214 million worth of Fortive’s stock at the time it rendered its fairness opinion on the Sale of Control to Fortive. Defendants should correct this misleading statement by disclosing that Goldman Sachs in fact held shares of Fortive’s common stock and the amount of such shares.

Information regarding the conflicts of interest of the Company’s financial advisor is material and must be disclosed.

(d)

The Proxy Statement misleadingly states that KBCM “may” hold positions in Fortive’s stock. However, that fact is that KBCM in fact held approximately $44.5 million worth of Fortive’s stock at the time it rendered its fairness opinion on the Sale of Control to Fortive, which amount had increased from $39 million in 2017 to $44.5 million at the time KBCM rendered its fairness opinion. Defendants should correct this misleading statement by disclosing that KBCM in fact held shares of Fortive’s common stock and the amount of such shares as well as the fact that KBCM was selling all of its shares in Altra at the same time.

Information regarding the conflicts of interest of the Company’s financial advisor is material and must be disclosed.

(e)

According to the Proxy Statement, KBCM received a fee in connection with the delivery of its opinion. Additionally, KBCM has in the past provided investment banking services to Altra for which KBCM received customary compensation. In October 2015, KBCM served as the Joint Lead Arranger and Joint Bookrunner for Altra’s $350 million Senior Secured Credit Facilities. These credit facilities were subsequently amended and increased to $425 million in October 2016, in support of Altra’s acquisition of Stromag, and KBCM’s commitment was correspondingly increased to $71.5 million. The Proxy Statement is deficient because it fails to disclose (i) the amount of fee that KBCM received from Altra for the work described above, and (ii) the amount of fee that KBCM had an expectation of receiving from Altra for anticipated future services at the time it rendered its fairness opinion.

Information regarding the conflicts of interest of the Company’s financial advisor is material and must be disclosed.

(f)

According to the Proxy Statement, Altra’s current senior executives and directors will remain in their positions (and the Company’s board will be increased to add one member designated by Fortive). The Proxy Statement is deficient because it fails to disclose (i) the substance of the negotiations between Altra and Fortive during which it was determined that the Altra’s current senior executives and directors would remain in their positions and (ii) when the first discussions regarding the above were first had.

This information is material and must be disclosed so that Altra’s shareholders can determine whether the Individual Defendants complied with their fiduciary duties to Altra and its shareholders.

(g)

Defendants have failed to disclose the back-and forth discussions which led to the substantive terms of the Sale of Control Agreement, including the discussions had on the consideration Altra is paying for Fortive’s A&S Business. This information is obviously material and must be disclosed so that Altra’s shareholders can determine whether the Individual Defendants complied with their fiduciary duties to Altra and its shareholders. Specifically,

(i)

According to the Proxy Statement, on November 6, 2017, members of Fortive’s senior management team furnished selected historical financial information of the A&S Business to members of Altra’s executive management team. The Proxy Statement is deficient because it fails to disclose the financial information furnished to Altra on November 6, 2017.

(ii)

According to the Proxy Statement, on November 14, 2017, members of Altra’s executive management team met with members of Fortive’s senior management team at the offices of UBS in New York to discuss the industrial logic and potential deal structure of the proposed combination of Altra and the A&S Business. The Proxy Statement is deficient because it fails to disclose the substance of the discussion had at this meeting, including the substance of all discussions regarding the value of the consideration for the A&S businesses.

(iii)

According to the Proxy Statement, on December 12, 2017, members of Altra’s executive management team, representatives of Goldman Sachs, members of Fortive’s senior management team and representatives of UBS met in Chicago to discuss their respective businesses’ outlooks for 2018. The Proxy Statement is deficient because it fails to disclose the substance of the discussion had at this meeting regarding the businesses outlook for 2018.

(iv)

According to the Proxy Statement, on January 4, 2018, representatives of Fortive, Altra, UBS and Goldman Sachs held a call to discuss financial projections furnished by Fortive for the A&S Business. The Proxy Statement is deficient because it fails to disclose the substance of the discussion had on the financial projections furnished by Fortive.

(v)

According to the Proxy Statement, on February 8, 2018, representatives of Altra and representatives of Fortive had a telephonic discussion regarding the Altra share projections for Altra and the A&S Business. The Proxy Statement is deficient because it fails to disclose the substance of the discussion had regarding these projections.

(vi)

According to the Proxy Statement, on February 13, 2018, after the in-person meeting of the Altra board of directors, Mr. Christenson and Mr. Lico had a telephonic discussion regarding Fortive’s proposal. At this meeting, Mr. Christenson informed Mr. Lico that Altra would not accept Fortive’s proposal. Mr. Christenson and Mr. Lico agreed to continue negotiating the unresolved business and legal issues at in-person meetings among Altra, Fortive and their respective financial and legal advisors. The Proxy Statement is deficient because it fails to disclose (A) the substance of Fortive’s proposal, (B) Mr. Christenson’s rationale for rejecting the proposal, and (C) the business and legal issues that were unresolved at this meeting.

COUNT ONE

CLAIM FOR BREACH OF FIDUCIARY DUTIES OF LOYALTY AND CARE

(Against the Individual Defendants)

44.    Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

45.    By reason of the foregoing, the Individual Defendants have breached their fiduciary duties of loyalty and care, including all the obligations that accompany those duties, including their obligations to act in good faith and make full material disclosures, to Plaintiff and the Class under Delaware Law and/or aided and abetted in the breach of those fiduciary duties.

46.    As a result, Plaintiff and the Class have been damaged.

COUNT TWO

CLAIM FOR FAILURE TO DISCLOSE

(Against Altra and the Individual Defendants)

47.    Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

48.    Under applicable Delaware law, Altra and the Individual Defendants have a fiduciary obligation to disclose all material facts in the Proxy Statement so that Altra’s shareholders can make an informed decision on whether to vote their shares in favor of the Share Issuance. As alleged in detail above, the Individual Defendants and Altra have breached their fiduciary duty through materially inadequate disclosures and material omissions.

49.    As a result of these failures to disclose, Plaintiff and the Class have been damaged.

COUNT THREE

CLAIM FOR AIDING AND ABETTING BREACHES OF FIDUCIARY DUTY

(Against Fortive.)

50.    Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

51.    The Individual Defendants owe Plaintiff and Altra’s other public shareholders duties of loyalty and care, including all the obligations that accompany those duties, including their obligations to act in good faith and make full material disclosures. As earlier alleged, the Individual Defendants breached these fiduciary duties. Fortive has aided and abetted the Individual Defendants in the breaches of their fiduciary duties to Altra’s shareholders by, among other things, (i) exploiting the Individual Defendants’ conflicts of interest to acquire control of the Company at a discount, and (ii) incentivizing the Individual Defendants to favor the Sale of Control to Fortive by promising them that they would keep their jobs while at the same time reaping the prestige and concomitant pecuniary benefits of service as officers and director of company which has doubled in sized as a result of the Sale of Control. Further, the sale of control of Altra to Fortive could not have taken place without the knowing participation of the Fortive.

52.    As a result, Plaintiff and the Class have been damaged.

WHEREFORE, Plaintiff demands judgment as follows:

1.    determining that this action is a proper class action and that Plaintiff is a proper Class representative;

2.    declaring that the Individual Defendants have breached their fiduciary duties to Plaintiff and the Class;

3.    declaring that Fortive aided and abetted the Individual Defendants in the breaches of their fiduciary duties to Plaintiff and the Class;

4.    enjoining the Sale of Control Agreement and, if the Sale of Control Agreement is consummated, rescinding it;

5.    awarding Plaintiff and the class compensatory and/or rescissory damages as allowed by law;

6.    awarding interest, attorney’s fees, expert fees and other costs, in an amount to be determined; and

7.    granting such other relief as the Court may find just and proper.

JURY TRIAL DEMANDED

Plaintiff hereby demands a trial by jury on all claims so triable.

Dated: August 8, 2018	By his attorneys,

/s/ Adam M. Stewart
Adam M. Stewart (BBO #661090) Shapiro Haber & Urmy LLP Seaport East 2 Seaport Lane Boston, MA 02210
	Telephone:	(617) 439-3939
	Facsimile:	(617) 439-0134
	Email:	astewart@shulaw.com

Richard B. Brualdi*
Gaitri Boodhoo*
THE BRUALDI LAW FIRM, P.C. 29 Broadway, Suite 2400 New York, New York 10006
	Telephone:	(212) 952-0602
	Facsimile:	(212) 952-0608

* Pro hac vice application forthcoming.